Exhibit 4.1

DESCRIPTION OF SECURITIES

StepStone Private Credit Fund LLC (“we,” “our,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our limited liability company interests (“Shares”).

General

Under the terms of our Limited Liability Company Agreement (as amended, restated, and otherwise modified from time to time, the “Limited Liability Company Agreement”), we are authorized to issue an unlimited number of Shares and multiple classes of Shares. There is currently no market for our Shares, and we can offer no assurances that a market for our Shares will develop in the future. We do not intend for the Shares offered pursuant to the Company’s continuous private offering to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Shares. No Shares have been authorized for issuance under any equity compensation plans. None of our shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Company or potential liabilities associated with ownership of the security (not including investment risks).

Shares

Under the terms of the Limited Liability Company Agreement, we retain the right to accept subscriptions for our Shares. In addition, holders of Shares are entitled to one vote for each Share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Shareholders are entitled to receive proportionately any distributions declared by the Company’s Board of Directors (the “Board” or “Board of Directors”), subject to any preferential dividend rights of outstanding preferred shares (if any). Upon our liquidation, dissolution or winding up, the shareholders will be entitled to receive ratably our net assets available after the payment of (or establishment of reserves for) all debts and other liabilities and will be subject to the prior rights of any outstanding preferred shares (if any). Shareholders have no redemption or preemptive rights. The rights, preferences and privileges of shareholders are subject to the rights of the holders of any preferred shares that we may designate and issue in the future.

Under the Limited Liability Company Agreement, the Board of Directors may authorize additional classes of Shares. Each class of Shares shall represent an investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as each other class of Shares except for such differences as will be clearly and expressly set forth in our certificate of formation or Limited Liability Company Agreement, or any amendments or supplements thereto.

Transfer and Resale Restrictions

The Board may, in its sole discretion, determine to cause the Company to conduct a “Liquidity Event,” which is defined as including (1) an initial public offering (“IPO”) or other listing of the Shares on a national securities exchange (an “Exchange Listing”), or (2) a Sale Transaction. A “Sale Transaction” means (a) the sale of all or substantially all of the Company’s assets to, or other liquidity event with, another entity or (b) a transaction or series of transactions, including by way of merger, consolidation, recapitalization, reorganization, or sale of stock in each case for consideration of either cash and/or publicly listed securities of the acquirer. A Sale Transaction also may include a sale, merger or other transaction with one or more affiliated investment companies managed by the Company’s investment advisor, StepStone Group Private Debt LLC (the “Advisor”), or an affiliate thereof. The decision to cause the Company to conduct a Liquidity Event will take into consideration factors such as prevailing market conditions at the time and the Company’s portfolio composition. The ability of the Company to commence and consummate a Liquidity Event is not assured, and will depend on a variety of factors, including the size and composition of the Company’s portfolio and prevailing market conditions at the time.

Prior to an IPO or Exchange Listing, investors may sell, offer for sale, agree to sell, exchange, transfer, assign, pledge, hypothecate, grant any option to purchase or otherwise dispose of or agree to dispose of, in any case whether directly or indirectly (collectively, “Transfer”) their Shares, including a Transfer of solely an economic interest, in whole or in part, provided, that (i) any purported transferee satisfies applicable eligibility and/or suitability requirements as set forth in the subscription agreement pursuant to which the investor acquired its Shares (the “Subscription Agreement”), and (ii) any such Transfer is made in connection with transactions exempt from, or not subject to, the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and otherwise in compliance with applicable securities laws, the Limited Liability Company Agreement, and the Subscription Agreement. No Transfer will be effectuated except by registration of the Transfer on the Company’s books. Each transferee must agree to be bound by these restrictions and all other obligations as an investor in the Company.

We intend to sell our Shares in private offerings under the exemption provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or pursuant to Regulation S promulgated under the Securities Act. Investors who acquire our Shares in such private offerings are required to complete, execute and deliver a Subscription Agreement (execution of which will be deemed to be a counterpart signature to the Limited Liability Company Agreement) and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors may be required to provide due diligence information to us for compliance with certain legal requirements.

Limited Liability of Our Shareholders

No shareholder or former shareholder, in its capacity as such, will be liable for any of our debts, liabilities or obligations except as provided hereunder and to the extent otherwise required by law. Each shareholder will be required to pay to us any unpaid balance of any payments that he, she or it is expressly required to make to us pursuant to the Limited Liability Company Agreement or pursuant to such shareholder’s Subscription Agreement, as the case may be.

Indemnification of Directors and Officers

The Limited Liability Company Agreement provides that the Company will indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, the Company will indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Company may pay expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized in the Limited Liability Company Agreement. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the Securities and Exchange Commission thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct. In addition, we have obtained liability insurance for our officers and directors.

Delaware Law and Certain Limited Liability Company Agreement Provisions

Organization and Duration

We were formed as a Delaware limited liability company on September 26, 2022 with the name “StepStone Private Credit Fund LLC”. We will remain in existence until dissolved in accordance with the Limited Liability Company Agreement or pursuant to Delaware law.

Purpose

Under the Limited Liability Company Agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon it pursuant to the agreements relating to such business activity.

Agreement to be Bound by the Limited Liability Company Agreement; Power of Attorney

By executing the Subscription Agreement (which signature page constitutes a counterpart signature page to the Limited Liability Company Agreement), each investor accepted by the Company is agreeing to be admitted as a member of the Company and bound by the terms of the Limited Liability Company Agreement. Pursuant to the Limited Liability Company Agreement, each shareholder and each person who acquires Shares from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the Board of Directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the Limited Liability Company Agreement.

Resignation and Removal of Directors; Procedures for Vacancies

The number of directors on the Board may be increased or decreased from time to time only by the affirmative vote of a majority of the directors then in office, but shall never be less than one (1), except for a period of up to sixty (60) days after the death, removal or resignation of a director pending the election of such director’s successor, nor more than fifteen (15). No reduction in the number of directors shall have the effect of removing any director from office prior to the expiration of his or her term (if any). Directors need not be shareholders.

Any director may resign at any time by submitting his or her written resignation to the Board of Directors or secretary of the Company. Such resignation will take effect at the time of its receipt by the Company unless another time be fixed in the resignation, in which case it will become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective. Any or all of the directors may be removed (with or without cause) only by the affirmative vote of at least 66-2/3% of the full Board.

Except as otherwise provided by applicable law, including the Investment Company Act of 1940, as amended (the “1940 Act”), any newly created directorship on the Board that results from an increase in the number of directors, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a director or other cause, will be filled exclusively by the appointment and affirmative vote of a majority of the remaining directors in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

Action by Shareholders

Under the Limited Liability Company Agreement, shareholder action can be taken only at a meeting of shareholders or by written consent in lieu of a meeting by shareholders representing at least the number of shares required to approve the matter in question.

Only our Board of Directors, the Chair of the Board of Directors or our Chief Executive Officer may call a meeting of shareholders. Only business specified in our notice of meeting (or supplement thereto) may be conducted at a meeting of shareholders.

Unless otherwise required by law, shareholders holding a majority of the Shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings.

Amendment of the Limited Liability Company Agreement; No Approval by Shareholders

Except as otherwise provided in the Limited Liability Company Agreement, the terms and provisions of the Limited Liability Company Agreement may be amended with the consent of the Board of Directors (which term includes any waiver, modification, or deletion of the Limited Liability Company Agreement) during or after the term of the Company, together with the prior written consent of shareholders representing a majority-in-interest of the Shares,

Notwithstanding the above, certain limited amendments, as set forth in the Limited Liability Company Agreement, may be made with the consent of the Board of Directors and without the need to seek the consent of any shareholder.

Merger, Sale or Other Disposition of Assets

Subject to any restrictions of the 1940 Act and applicable law, the Board shall be entitled, without the approval of any shareholders, to cause the Company to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Company’s assets, merge, convert, consolidate, or conduct a share exchange of the Company or any series or class of Shares with or into any other person or company (including, without limitation, a partnership, corporation, joint venture, statutory or business trust, common law trust or any other business organization), in each case in a single transaction or series of transactions, or approve on behalf of the Company, any of the foregoing transactions. The Board may also cause the sale of all or substantially all of the Company’s assets under foreclosure or other realization without the consent of any shareholders.

Shareholders are not entitled to dissenters’ rights of appraisal under the Limited Liability Company Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Submission to Jurisdiction; Venue; Waiver of Jury Trial

Pursuant to Section 13.6(e) of the Limited Liability Company Agreement, shareholders irrevocably accept the non-exclusive jurisdiction of the specified federal and state courts in New York and waive the right to a jury trial for any claim or cause of action directly or indirectly based upon or arising out of the Limited Liability Company Agreement. In submitting to the jurisdiction of the courts of New York, shareholders may have to bring suit in an inconvenient and less favorable forum.